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                                                        EXHIBIT 99.2

                         CONSENT OF MERRILL LYNCH

  We hereby consent to the use of our opinion letter, dated December 20, 1997, to the Board of Directors of Dynatech Corporation included as Appendix B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of CDRD Merger Corporation, a corporation formed by Clayton, Dubilier & Rice Fund V Limited Partnership, with and into Dynatech Corporation and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY-- SPECIAL FACTORS--Opinion of Financial Adviser", "SPECIAL FACTORS--Background of the Merger", "SPECIAL FACTORS--Recommendation of Board; Reasons for the Merger", and "SPECIAL FACTORS--Opinion of Financial Adviser". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          /s/ Merrill Lynch, Pierce, Fenner &

                                          Smith Incorporated

                                          MERRILL LYNCH, PIERCE, FENNER &

                                          SMITH INCORPORATED

March 11, 1998